PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 52 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-27919
Dated June 17, 1997                                     Dated February 19, 1998
                                                                 Rule 424(b)(3)
                   Morgan Stanley, Dean Witter, Discover & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
            Euro Floating Rate Senior Bearer Notes Due February 2003
                             -----------------------

     The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due February 2003) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

     The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

     Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

     The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:              DM 20,000,000

Maturity Date:                 February 26, 2003; provided that
                               if such day is not a Business Day,
                               the Maturity Date will be the next
                               succeeding day that is a Business
                               Day, and no interest shall accrue
                               for the period from and after the
                               Maturity Date.

Settlement and Issue Date:     February 26, 1998

Interest Accrual Date:         February 26, 1998

Issue Price:                   100%

Specified Currency:            Deutsche Marks ("DM")

Redemption Percentage
   at Maturity:                100%

Base Rate:                     LIBOR

Spread
   (Plus or Minus):            Plus 0.18% per annum

Spread Multiplier:             N/A

Alternate Rate
   Event Spread:               N/A

Index Currency:                Deutsche Marks

Index Maturity:                3 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Redemption Date:       N/A

Initial Redemption
   Percentage:                 N/A

Annual Redemption
   Percentage Reduction:       N/A

Optional Repayment
   Date(s):                    N/A

Total Amount of OID:           None

Original Yield to Maturity:    N/A

Initial Accrual Period OID:    N/A

Interest Payment Dates:        Each February 26, May 26, August 26
                               and November 26, commencing May
                               26, 1998 (each an "Interest Payment
                               Date"); provided that if any such day
                               (other than the Maturity Date) is not a
                               Business Day, such Interest Payment
                               Date will be the next succeeding day
                               that is a Business Day, unless such
                               succeeding Business Day falls in the
                               next succeeding calendar month, in
                               which case such Interest Payment
                               Date will be the immediately
                               preceding day that is a Business Day

Interest Payment Period:       Quarterly

Initial Interest Rate:         To be determined two London
                               Banking Days prior to the date of
                               issuance
Initial Interest
   Reset Date:                 May 26, 1998; provided that if such
                               day is not a Business Day, such Initial
                               Interest Reset Date will be the next
                               succeeding day that is a Business Day,
                               unless such succeeding Business Day
                               falls in the next succeeding calendar
                               month, in which case such Initial
                               Interest Reset Date will be the
                               immediately preceding day that is a
                               Business Day.

Interest Reset Dates:          Each Interest Payment Date

Interest Reset Periods:        The period from and including an
                               Interest Reset Date to but excluding
                               the immediately succeeding Interest
                               Reset Date.

Interest Determination
Date:                          Two London Banking Days preceding
                               each Interest Reset Date

Reporting Service:             Telerate 3750

Business Days:                 Frankfurt, London, New York

Agent:                         Morgan Stanley Bank AG

Calculation Agent:             The Chase Manhattan Bank (London
                               Branch)

Paying Agent:                  The Chase Manhattan Bank (London
                               Branch)

Exchange Rate Agent:           Morgan Stanley & Co. International
                               Limited

Denominations:                 DM 1,000

Common Code:                   8492719

ISIN:                          XS0084927192

        Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY BANK AG